EXHIBIT 23.1

Russell E. Anderson, CPA Russ Bradshaw, CPA William R. Denney, CPA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Grow Solutions Holdings, Inc.

535 5th Avenue, 24th Floor

New York, New York 10017

We hereby consent to the incorporation of our report dated March 25, 2015, with respect to the financial statements of Grow Solutions Holdings, Inc. (formerly LightTouch Vein & Laser, Inc.) for the years ended December 31, 2014 and 2013, in the Registration Statement of Grow Solutions Holdings, Inc. on Form S-1 to be filed on or about November 30, 2015. We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Anderson Bradshaw PLLC

Anderson Bradshaw PLLC

Salt Lake City, Utah

November 30, 2015

5296 S. Commerce Dr Suite 300 Salt Lake City, Utah 84107 USA (T) 801.281.4700 (F) 801.281.4701 abcpas.net